Exhibit 99.1

Annex A

Directors of KKR & Co. Inc.

The following sets forth the name and principal occupation of each of the directors of KKR & Co. Inc., whose address (unless otherwise specified in the Schedule 13D) is c/o KKR & Co. Inc., 30 Hudson Yards, New York, New York, 10001. Each of such persons is a citizen of the United States other than Matthew R. Cohler, who is a citizen of the United States and Malta, and Xavier B. Niel, who is a citizen of France.

Name	Principal Occupation
Henry R. Kravis	Co-Executive Chairman of KKR & Co. Inc.
George R. Roberts	Co-Executive Chairman of KKR & Co. Inc.
Joseph Y. Bae	Co-Chief Executive Officer of KKR & Co. Inc.
Scott C. Nuttall	Co-Chief Executive Officer of KKR & Co. Inc.
Craig Arnold	Former Chairman of the Board and Chief Executive Officer of Eaton Corporation
Timothy R. Barakett	Founder and Chief Executive Officer of TRB Advisors
Matthew R. Cohler	Former General Partner of Benchmark
Mary N. Dillon	Former President and Chief Executive Officer of Foot Locker, Inc.
Xavier B. Niel	Founder and Chairman of the Board of Iliad SA
Kimberly A. Ross	Former Senior Vice President and Chief Financial Officer of Baker Hughes Company
Patricia F. Russo	Former Chief Executive Officer of Alcatel-Lucent